Exhibit 4.2

CERTIFICATE OF DESIGNATION
OFSERIES C-1 NONVOTING CONVERTIBLE PREFERRED STOCK
OF
24/7 REAL MEDIA, INC.

WHEREAS, the Amended and Restated Certificate of Incorporation of 24/7 Real Media, Inc., a Delaware corporation (the “CORPORATION”), as amended to the date hereof (the “CERTIFICATE OF INCORPORATION”) authorizes the Corporation to issue a total of 10,000,000 shares of preferred stock, par value $0.01 per share (“PREFERRED STOCK”), which may be divided into one or more classes and/or series as the Corporation’s Board of Directors (the “BOARD”) may determine;

WHEREAS, the Certificate of Incorporation expressly vests in the Board of Directors the authority to fix the powers, designations, preferences, rights and qualifications, limitations or restrictions, of the Preferred Stock; and

WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of Five Hundred Thousand (500,000) shares designated as Series C-1 Nonvoting Convertible Preferred Stock;

NOW, THEREFORE, IT IS HEREBY RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation, there be and hereby is authorized and created, pursuant to the terms of this designation statement (this “DESIGNATION STATEMENT”) a series of Preferred Stock, which series shall have the powers, designations, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth below:

SERIES C-1 CONVERTIBLE PREFERRED STOCK. Five Hundred Thousand (500,000) of the authorized shares of Preferred Stock of the Corporation are hereby designated “Series C-1 Nonvoting Convertible Preferred Stock”, $0.01 par value per share (the “SERIES C-1 PREFERRED STOCK”). The powers, designations, preferences, relative and other special rights, and the qualifications, limitations and restrictions and other matters relating to the Series C-1 Preferred Stock are as follows:

1.                        DEFINITIONS. For purposes of this Designation Statement, the following definitions apply:

1.1 “ACQUIRING STOCKHOLDER” shall mean, with respect to a Combination Transaction, a stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in such Combination Transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

1.2  “COMBINATION TRANSACTION” shall mean a reorganization, consolidation, merger or similar transaction or series of related transactions.

1.3  “COMMON STOCK” shall mean the Common Stock, par value $0.01 per share, of the Corporation.

1.4  “COMMON STOCK DIVIDEND” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “CONVERSION SHARES” shall mean Five Hundred Thousand (500,000) shares of Series C Preferred Stock issuable upon conversion of the Series C-1 Preferred Stock originally issued under the Stock Purchase  agreement.

1.6 “DISTRIBUTION” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock). A Permitted Repurchase (defined below) is not a Distribution.

1.7  “DIVIDEND ACCRUAL DATE” shall mean the first day of each calendar month.

1.8 “DIVIDEND RATE” shall mean a dollar amount per share equal to six percent (6%) of the Original Issue Price for the Series C-1 Preferred Stock, per annum, for the Series C-1 Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series C-1 Preferred Stock).

1.9 “ORIGINAL ISSUE DATE” for the Series C-1 Preferred Stock shall mean the date on which the first share of Series C-1 Preferred Stock is issued by the Corporation.

1.10 “ORIGINAL ISSUE PRICE” shall mean $10.00 per share for the Series C-1 Preferred Stock, and $10.00 per share for the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to such series of Preferred Stock).

1.11 “PERMITTED REPURCHASES” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a Subsidiary that are subject to restricted  stock purchase agreements, stock option exercise agreements or similar agreements under which the Corporation has the option to repurchase such shares.

1.12 “SERIES C DESIGNATION” shall mean the resolutions adopted by the Board authorizing the Series C Preferred Stock, as filed with the Delaware Secretary of State.

1.13 “SERIES C PREFERRED STOCK” shall mean the Series C Preferred Stock, par value $0.01 per share, of the Corporation.

1.14 “SERIES C PREFERRED STOCK EVENT” shall mean, at any time or from time to time after the Original Issue Date for the Series C-1 Preferred Stock, (i) the issue by the Corporation of additional shares of Series C Preferred Stock in connection with a dividend payable in shares of Series C Preferred Stock, or other distribution, on outstanding Series C Preferred Stock, (ii) a subdivision of the outstanding shares of Series C Preferred Stock into a greater number of shares of Series C Preferred Stock, or (iii) a combination of the outstanding shares of Series C Preferred Stock into a smaller number of shares of Series C Preferred Stock.

1.13 “SERIES A DESIGNATION” shall mean the resolutions adopted by the Board authorizing the Series A Preferred Stock, as filed with the Delaware Secretary of State.

1.14 “SERIES A PREFERRED STOCK” shall mean the Series A Preferred Stock, par value $0.01, of the Corporation.

1.13 “SERIES B DESIGNATION” shall mean the resolutions adopted by the Board authorizing the Series B Preferred Stock, as filed with the Delaware Secretary of State.

1.14 “SERIES B PREFERRED STOCK” shall mean the Series B Preferred Stock, par value $0.01, of the Corporation.

1.15 “STOCK PURCHASE AGREEMENT” shall mean that certain Stock Purchase Agreement, dated on or about May    , 2003 by and among the Corporation and the persons and entities listed on the signature page thereto.

1.16 “SUBSIDIARY” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.                       DIVIDEND RIGHTS.

2.1 CUMULATIVE DIVIDEND PREFERENCE. The holders of the then outstanding Series C-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for the Series C-1 Preferred Stock, prior and in preference to the payment of any dividend or other Distribution on the Common Stock (other than a Common Stock Dividend). Such dividends shall begin accruing on each share of Series C-1 Preferred Stock on the first Dividend Accrual Date occurring after the date on which such share of Series C Preferred Stock is issued by the Corporation, and shall accrue on each subsequent Dividend Accrual Date thereafter until paid, whether or not earned or declared. No accumulation of dividends on the Series C-1 Preferred Stock shall compound or bear any interest. Unless the full amount of any accrued and unpaid dividends accrued on the Series C-1 Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, no dividend (other than a Common Stock Dividend) shall be paid or declared, and no Distribution shall be made, on any Common Stock; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any accrued dividends to the holders of the Series C-1 Preferred Stock, the Series C Preferred Stock and the Series A Preferred Stock and the Series B Preferred Stock shall be made pro rata, on an equal priority, pari passu basis.

2.2 PARTICIPATION RIGHTS. In the event that the Corporation shall declare a dividend or other Distribution on the Common Stock out of funds legally available therefor (other than a Common Stock Dividend), then the holders of the then outstanding Series C-1 Preferred Stock shall be entitled to a proportionate share of any such dividend or other Distribution as though each holder of such Series C-1 Preferred Stock was the holder of the greatest whole number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock issuable upon conversion pursuant to Section 5 of all the Series C-1 Preferred Stock held by such holder, in each case as of the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or other Distribution, assuming for this purpose that the Automatic Conversion Date is such record date.

2.3 NON-CASH DIVIDENDS. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board, provided that dividends payable in securities (other than Common Stock Dividends, dividends declared and paid on the Series C Preferred Stock that are payable in shares of Series C Preferred Stock, and dividends declared and paid on the Series A Preferred Stock that are payable in shares of Series A Preferred Stock and dividends declared and paid on the Series B Preferred Stock that are payable in shares of Series B Preferred Stock) shall be valued in the manner set forth in Sections 3.4(a) and (b) hereof.

3.                        LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “AVAILABLE FUNDS AND ASSETS”) shall be distributed to stockholders in the following manner:

3.1 LIQUIDATION PREFERENCE. The holders of each share of Series C-1 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for the Series C-1 Preferred Stock plus all accrued but unpaid dividends on the Series C-1 Preferred Stock.  The Series C-1 Preferred Stock shall rank on parity with the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series C-1 Preferred Stock and the Series A Preferred Stock. the Series B Preferred Stock and the Series C Preferred Stock of their full preferential amounts, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding shares of Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences.

3.2 PARTICIPATION RIGHTS. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series C-1 Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of their full liquidation preference amounts payable pursuant to Section 3.1 above for the Series C-1 Preferred Stock, pursuant to Section 3.1 of the Series A Designation for the Series A Preferred Stock, pursuant to Section 3.1 of the Series B Designation for the Series B Preferred Stock and pursuant to Section 3.1 of the Series C Designation for the Series C Preferred Stock, in connection with a liquidation, dissolution or winding up of the Corporation, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose: (a) each holder of outstanding Series C-1 Preferred Stock will be deemed to hold (in lieu of their Series C-1 Preferred Stock), the greatest whole number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock issuable upon conversion pursuant to Section 5 of all the Series C-1 Preferred Stock held by such holder, in each case as of the record date fixed for the determination of holders of Common Stock entitled to receive such distribution, and assuming for this purpose that the Automatic Conversion Date is such record date, (b) each holder of outstanding Series A Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock), the greatest whole number of shares of Common Stock issuable upon conversion of such holder’s Series A Preferred Stock, as of the record date fixed for the determination of holders of Common Stock entitled to receive such distribution, (c) each holder of outstanding Series B Preferred Stock will be deemed to hold (in lieu of their Series B Preferred Stock), the greatest whole number of shares of Common Stock issuable upon conversion of such holder’s Series B Preferred Stock, as of the record date fixed for the determination of holders of Common Stock entitled to receive such distribution, and (d) each holder of outstanding Series C Preferred Stock will be deemed to hold (in lieu of their Series C Preferred Stock), the greatest whole number of shares of Common Stock issuable upon conversion of such holder’s Series C Preferred Stock, as of the record date fixed for the determination of holders of Common Stock entitled to receive such distribution; UNTIL SUCH TIME AS: each holder of then outstanding shares of Preferred Stock shall have received, in distributions made in connection with such liquidation, dissolution or winding up, an aggregate amount per share of Preferred Stock held equal to three (3) times the Original Issue Price for such share of Preferred Stock (such aggregate dollar amount to include all amounts previously paid to such holder pursuant to the liquidation preference of the such share of Preferred Stock including without limitation any dividends paid thereon); AFTER WHICH TIME the holders of then outstanding Common Stock shall be entitled to receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Common Stock then held by each of them.

3.3 MERGER OR SALE OF ASSETS. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (and in the case of a transaction described in Section 3.3(a) below, the Available Funds and Assets shall be the consideration paid by the acquiror in such transaction): (a) a Combination Transaction in which the Corporation is a constituent corporation if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (OTHER THAN any such securities that are held by an Acquiring Stockholder) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (b) a sale of all or substantially all of the assets of the Corporation (each of the foregoing transactions, a “SALE TRANSACTION”).

Notwithstanding the foregoing or the provisions of Section 5.7 below, if any of the above described transactions are approved by both: (a) the vote of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting as a single class, and (b) a vote sufficient under the Delaware General Corporation Law, the Certificate of Incorporation (including this Designation Statement and the Series A Designation and the Series B Designation) and the Bylaws of the Corporation to approve such transaction, THEN the rights of the holders of Common Stock and Preferred Stock with respect to such transaction will be governed by the documents to be entered into in connection with such transaction.

The Corporation shall not enter into any Sale Transaction that does not provide for the treatment of the holders of Series C-1 Preferred Stock in a manner consistent with the provisions of this Section 3. In the event that the requirements of the immediately preceding sentence are not complied with in connection with a Sale Transaction, the Corporation shall forthwith either: (x) cause the closing of Sale Transaction to be postponed until such time as such requirements have been complied with, or (y) cancel such Sale Transaction, in which event the rights, preferences and privileges of the holders of the Series C-1 Preferred Stock shall revert to and be the same as such rights, preferrences and privileges existing immediately prior to the latest date on which the notice referred to in Section 3.5 below with respect to such Sale Transaction could be given in compliance with the provisions of such Section 3.5.

3.4 NON-CASH CONSIDERATION. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board,

EXCEPT THAT any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the distribution; and

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the twenty (20) trading day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(c) Any determination in good faith by the Board pursuant to this Section 3.4 shall be conclusive and final and shall be binding on the Corporation and all stockholders thereof.

3.5 NOTICE. Written notice of any liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, stating the nature of such liquidation, dissolution or winding up, and specifying the anticipated effective date of such liquidation, dissolution or winding up, shall be given in the manner specified in Section 5.10 hereof at least twenty (20) days prior to, and no more than sixty (60) days prior to, the effective date of such liquidation, dissolution or winding up.

4.                       VOTING RIGHTS.

4.1 NO VOTING RIGHTS. Except as otherwise provided by law and as provided in Section 4.2 below, holders of Series C-1 Preferred Stock shall have no voting rights.

4.2 PROTECTIVE PROVISIONS. The Corporation shall not, without the approval, by vote or written consent, of the holders of a majority of the Series C-1 Preferred Stock then outstanding, voting as a separate class: (a) amend its Certificate of Incorporation or Bylaws in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series C-1 Preferred Stock so as to adversely affect any of the rights, preferences, privileges or restrictions of such series of Preferred Stock, or (b) increase or decrease (other than pursuant to Section 7.1 below) the total number of authorized shares of Series C-1 Preferred Stock.

5.                       CONVERSION. The outstanding shares of Series C-1 Preferred Stock shall be convertible into

Series C Preferred Stock as follows:

5.1 AUTOMATIC CONVERSION.

(a) At the close of business on the date: (i) of any meeting of the holders of the Common Stock at which a quorum shall be present and at which a majority of the shares of Common Stock voting shall have voted (in person or by proxy) to increase the number of shares of Common Stock authorized to be issued under the Company’s certificate of incorporation, and, to the extent required under the rules of the Nasdaq Stock Market, in favor of a proposal to approve the issuance of the Conversion Shares upon conversion of the Series C-1 Preferred Stock, or (ii) that such other action shall have been taken by the stockholders of the Corporation as shall have satisfied the stockholder approval requirements of Nasdaq with respect to the issuance of the Conversion Shares upon conversion of the Series C-1 Preferred Stock, in either case prior to the Corporation’s receipt of a Redemption Request (as defined in Section 6.1 below) delivered in accordance with Section 6.1, each then outstanding share of Series C-1 Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Series C Preferred Stock effective as of the date such stockholder approval is obtained (the “AUTOMATIC CONVERSION DATE”), as provided herein (such conversion, the “AUTOMATIC CONVERSION”).

(b) Upon an Automatic Conversion in accordance with Section 5.1(a), and effective as of the close of business on the Automatic Conversion Date, the outstanding shares of Series C-1 Preferred Stock shall be converted into Series C Preferred Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series C Preferred Stock issuable upon such conversion unless the certificates evidencing such shares of Series C-1 Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and/or its transfer agent to indemnify the Corporation and/or its transfer agent from any loss incurred by it in connection with such certificates. Upon the occurrence of such Automatic Conversion of the Series C-1 Preferred Stock: (i) the Corporation shall deliver written notice of such Automatic Conversion in the manner specified in Section 5.10 hereof promptly after the Automatic Conversion Date to each holder of Series C-1 Preferred Stock that was converted into Series C Preferred Stock in the Automatic Conversion, and (ii) the holders of Series C-1 Preferred Stock shall surrender the certificates representing such shares at the office of any transfer agent for the Series C-1 Preferred Stock or Series C Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Series C Preferred Stock into which the shares of Series C-1 Preferred Stock surrendered were convertible on the Automatic Conversion Date.

5.2 CONVERSION PRICE. Each share of Series C-1 Preferred Stock shall be convertible in accordance with Section 5.1 above into the number of shares of Series C Preferred Stock which results from dividing the Original Issue Price for the Series C-1 Preferred Stock by the conversion price for the Series C-1 Preferred Stock that is in effect at the time of conversion (the “CONVERSION PRICE”). The initial Conversion Price for the Series C-1 Preferred Stock shall be the Original Issue Price for the Series C-1 Preferred Stock. The Conversion Price of the Series C-1 Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.3 ADJUSTMENT UPON SERIES C PREFERRED STOCK EVENT. Upon the happening of a Series C

Preferred Stock Event, the Conversion Price of the Series C-1 Preferred Stock shall, simultaneously with the happening of such Series C Preferred Stock Event, be adjusted by multiplying the Conversion Price of the Series C-1 Preferred Stock in effect immediately prior to such Series C Preferred Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Series C Preferred Stock issued and outstanding immediately prior to such Series C Preferred Stock Event, and (ii) the denominator of which shall be the number of shares of Series C Preferred Stock issued and outstanding immediately after such Series C Preferred Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series C-1 Preferred Stock. The Conversion Price for the Series C-1 Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Series C Preferred Stock Event.

5.4 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date for the Series C-1 Preferred Stock the Corporation pays a dividend or makes another distribution to the holders of the Series C Preferred Stock payable in securities of the Corporation, other than an event constituting a Series C Preferred Stock Event, then in each such event provision shall be made so that the holders of the Series C-1 Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Series C Preferred Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series C-1 Preferred Stock been converted into Series C Preferred Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series C-1 Preferred Stock or with respect to such other securities by their terms.

5.5 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date for the Series C-1 Preferred Stock the Series C Preferred Stock issuable upon the conversion of the Series C-1 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (OTHER THAN by a Series C Preferred Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Series C-1 Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Series C Preferred Stock into which such shares of Series C-1 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.6 REORGANIZATIONS, MERGERS AND CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date for the Series C-1 Preferred Stock there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series C-1 Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series C-1 Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Series C Preferred Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series C-1 Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series C-1 Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.6 shall similarly apply to successive reorganizations, mergers and consolidations.

5.7 CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the Series C-1 Preferred Stock, the Corporation, at its expense, shall promptly cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall cause such certificate to be delivered to each registered holder of the Series C-1 Preferred Stock in accordance with Section 5.10.

5.8 FRACTIONAL SHARES. No fractional shares of Series C Preferred Stock shall be issued upon any conversion of Series C-1 Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the fair value of one share of Series C Preferred Stock, which shall be equal to the fair market value of the shares of Common Stock and other securities or property issuable upon conversion of such share of Series C Preferred Stock on the Automatic Conversion Date as determined in good faith by the Board (with reference to the closing price of the Corporation’s Common Stock (as reported by a national securities exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or a similar national quotation system on which the Common Stock is then traded).

5.9 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series C Preferred Stock and Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C-1 Preferred Stock and the conversion of the Series C Preferred Stock issuable upon conversion of the Series C-1 Preferred Stock: (a) such number of its shares of Series C Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C-1 Preferred Stock, and (b) such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock issuable upon conversion of all Series C-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Series C Preferred Stock or Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C-1 Preferred Stock and the conversion of all Series C Preferred Stock issuable upon conversion of all then outstanding Series C-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series C Preferred Stock and/or Common Stock to such number of shares as shall be sufficient for such purposes.

5.10 NOTICES. Any notice or certificate required by the provisions of this Designation Statement to be given to the holders of shares of the Series C-1 Preferred Stock shall be deemed given upon the earliest of: (i) actual receipt, (ii) one (1) business day after deposit with a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation, or (iii) on the date of transmission by facsimile (with confirmation of receipt), sent to each holder of record at the fascimile address of such holder appearing on the books of the Corporation.

5.11 NO IMPAIRMENT. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C-1 Preferred Stock against impairment.

6.                       REDEMPTION.

6.1 MANDATORY REDEMPTION. Subject to the terms and conditions of this subsection, if the Corporation receives a written request signed by the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock requesting that the Corporation redeem their shares of Series C-1 Preferred Stock (the “REDEMPTION REQUEST”) at any time  (i) after August 15, 2003 and (ii) before December 31, 2003, unless, prior to August 15, 2003: (x) the Corporation shall have taken all corporate action necessary to permit the issuance of the Conversion Shares upon conversion of the Series C-1 Preferred Stock, and (y) Publigroupe USA Holding shall have transferred and delivered to the Corporation for cancellation all promissory notes that the Corporation has executed in favor of Publigroupe, then the Corporation shall redeem, from any source of funds legally available therefor, on the date seven (7) business days following its receipt of such written redemption request (or the next succeeding business day if such date is a holiday or weekend) (the “REDEMPTION DATE”), all shares of Series C-1 Preferred Stock outstanding on the Redemption Date for an amount per share of Series C-1 Preferred Stock so redeemed equal to the Original Issue Price for the Series C-1 Preferred Stock (the “REDEMPTION PRICE”).

6.2 EXCESS REDEMPTION. If upon the Redemption Date or any Excess Redemption Date (as defined below) the funds and assets of the Corporation legally available to redeem the Series C-1 Preferred Stock shall be insufficient to redeem all shares of Series C-1 Preferred Stock, then the Corporation shall redeem shares of Series C-1 Preferred Stock on the Redemption Date to the extent of the funds and assets of the Corporation legally available therefor, pro rata among all holders of then outstanding Series C-1 Preferred Stock according to the number of shares held by each holder thereof on the Redemption Date, and any shares of Series C-1 Preferred Stock not so redeemed on the Redemption Date (the “EXCESS REDEMPTION SHARES”) shall continue to be outstanding and entitled to all dividend, liquidation, and other rights, preferences, privileges and restrictions of the Series C-1 Preferred Stock until such shares have been redeemed hereunder. The Corporation shall promptly return the certificate(s) representing the Excess Redemption Shares, or issue new certificates representing the Excess Redemption Shares to the extent such certificates were cancelled, to the holders of record thereof to the extent such holders had delivered their certificate(s) representing such Excess Redemption Shares to the Corporation in connection with the applicable redemption. Excess Redemption Shares shall be redeemed by the Corporation on the first business day of each calendar month after the calendar month following the calendar month including the Redemption Date, to the full extent of legally available funds of the Corporation at such time (each such date of redemption of Excess Redemption Shares, an “EXCESS REDEMPTION DATE”).

6.3 REDEMPTION NOTICE. At least five (5) days prior to the Redemption Date and each Excess Redemption Date, if any, written notice shall be given by the Corporation pursuant to Section 5.10 hereof to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C-1 Preferred Stock, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date or Excess Redemption Date, as applicable, the applicable Redemption Price (calculated to take into effect all dividends accrued and unpaid on the Series C-1 Preferred Stock as of such Redemption Date or Excess Redemption Date), and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “REDEMPTION NOTICE”).

6.4 SURRENDER OF CERTIFICATES. On or before the Redemption Date and any Excess Redemption

Date, if any, each holder of Series C-1 Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares of Series C-1 Preferred Stock to be redeemed to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for each shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled and retired.

6.5 EFFECT OF REDEMPTION. If the Redemption Notice shall have been duly given, and if on the Redemption Date or the Excess Redemption Date the applicable Redemption Price is paid, then notwithstanding that the certificates evidencing any of the shares of Series C-1 Preferred Stock so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after such Redemption Date or Excess Redemption Date, as the case may be, such shares shall not thereafter be transferred on the Corporation’s books and the rights of all of the holders of such shares with respect to such shares shall terminate after such Redemption Date or Excess Redemption Date, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate(s) therefor.

7.                       MISCELLANEOUS.

7.1 NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series C-1 Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.2 PREEMPTIVE RIGHTS. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

7.3 PREFERRED STOCK WRITTEN CONSENT. Notwithstanding any other provision of this Designation Statement, with respect to matters involving only the Series C-1 Preferred Stock and the rights, preferences, privileges and restrictions granted to and imposed on the Series C-1 Preferred Stock, the holders of the Series C-1 Preferred Stock may take action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of a majority of the Series C-1 Preferred Stock then outstanding.

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SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series C-1 Convertible Preferred Stock of 24/7 Real Media, Inc. and acknowledges, under penalty of perjury, that this instrument is the act and deed of the Corporation and that the facts stated herein are true and correct of his own knowledge on this 23th day of May, 2003.

/s/ Mark E. Moran
Mark E. Moran

Senior Vice President & General Counsel